UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2014

United Refining Company
(Exact name of registrant as specified in its charter)

Pennsylvania	001-06198	25-1411751
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Bradley Street Warren, Pennsylvania	16365
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (814) 723-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 31, 2014, United Refining Company (the “Company”) and Kiantone Pipeline Corporation, a subsidiary of the Company (“Kiantone” and, together with the Company, the “Company Parties”) on the one hand, and Enbridge Energy Limited Partnership (“EEPL”) and Enbridge Pipelines Inc. (“EPI” and, together with EEPL, the “Carriers”), on the other hand, entered into a letter agreement (the “Letter Agreement”) with respect to approximately 88.85 miles of pipeline owned by the Carriers, which transports crude oil from Canada to the Company’s Kiantone Pipeline in West Seneca, New York and serves the Company’s refinery in Warren, Pennsylvania (“Line 10”).

Pursuant to the Letter Agreement, the Company agreed to fund certain integrity costs necessary to maintain Line 10 (the “Integrity Costs”), which aggregate $36 million for the calendar year 2014, by August 14, 2014. The Carriers will reconcile their actual expenses for the integrity maintenance by June 30, 2015 and the Carriers will refund any excess payments made by the Company and the Company will fund the Carriers’ expenses in excess of the $36 million. Assuming the Company and the Carriers enter into a Put and Call Agreement (as defined and discussed below) on or before December 31, 2014, for each subsequent calendar year through the earlier of the expiration or closing of the purchase rights granted to the Company pursuant to the Put and Call Agreement, the Carriers will provide the Company with an invoice for the Integrity Costs for such calendar year (“Subsequent Year Integrity Costs”). The Carriers’ actual expenses with respect to the integrity maintenance will be reconciled against the Subsequent Year Integrity Costs similarly to the reconciliation for calendar year 2014.

In addition, the Company agreed to pay for half the cost of replacing certain portions of Line 10 in accordance with a plan agreed to between the Company Parties and the Carriers. The Company will pay 50% of the estimated expenses of the replacement project for each segment of Line 10 to be replaced (the “Replacement Costs”) within 30 days of its receipt of an invoice for the same, along with a project management fee of 2 1⁄4%. Each Carrier will initially fund the remaining 50% of the Replacement Costs during construction, provided that the Company will reimburse the Carriers for their actual cost of funds during the construction process. Once construction is complete and each replaced segment of Line 10 is put into service, and assuming the Company has not exercised its rights to purchase Line 10 pursuant to the Put and Call Agreement (as defined and discussed below), the Company will repay the Carriers the 50% of the Replacement Costs they funded over a 10 year period.

Pursuant to the Letter Agreement, the Company and the Carriers will negotiate the terms and conditions of a put and call option agreement for Line 10 (the “Put and Call Agreement”) on or before December 31, 2014. Pursuant to the Put and Call Agreement, the Company would have the right to purchase the Line 10 Pipeline from the Carriers at any time during the next approximately eleven years and the Carriers would have the right to require the Company to purchase the Line 10 Pipeline over a two year period starting at the later of approximately nine years or when all of the replacements are completed.

Kiantone, as the owner of the Kiantone Pipeline, has agreed to guaranty any and all payments due by the Company pursuant to the Letter Agreement.

The Company issued a press release concerning the Letter Agreement, which is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release, dated August 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 5, 2014

UNITED REFINING COMPANY

By:	/s/ James E. Murphy
Name:	James E. Murphy
Title:	Vice President, Chief Financial Officer and Treasurer

Exhibit Index

99.1	Press release, dated August 5, 2014.